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                                                                 Exhibit (d)(18)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                      CHILDREN'S TERM LIFE INSURANCE RIDER
           Provides a Level Term Death Benefit for Each Insured Child

Capitalized terms not defined in this rider will have the same meaning given in the policy.

INSURED CHILD. The term "Insured Child" means a child or stepchild or legally adopted child of the Insured or the Insured's spouse. To become insured, each child must be more than 14 days old (with the first day beginning on the day of birth) and less than 19 years of age (with the last day being the day immediately preceding the 19th birthday). A child alive on the date of application for this rider will not become insured unless named in the application.

INSURED CHILD DEATH BENEFIT. The Death Benefit for an Insured Child is $1,000, multiplied by the number of Units shown on the Rider Schedule. We will pay such Death Benefit after We receive a proper written claim and due proof that the death of an Insured Child occurred:

     1.   While this rider was in force; and

     2.   Before the Term Insurance Expiry Date.

The Term Insurance Expiry Date is the earlier of the Insured Child's 25th birthday or the Rider Termination Date shown on the Rider Schedule.

If the Insured dies while this rider is in force, the Monthly Cost of Insurance or Premium for this rider (as the case may be), shown on the Rider Schedule, will be waived.

If the Monthly Cost of Insurance or Premium under the policy (as the case may be) is waived for Total Disability of the Insured, the Monthly Cost of Insurance or Premium for this rider due at the same time will also be waived.

BENEFICIARY. Unless the application or an endorsement on the policy specifies otherwise, any death benefits under this rider will be payable in one sum as follows:

     1. To the Insured, if living on the date of an Insured Child's death; otherwise

     2. To the Insured's spouse, if living on the date of such death and if such person is the natural or adoptive parent of the Insured Child; otherwise

     3.   To the executors or administrators of the estate of such Insured
          Child.

RIDER CHARGE. The Monthly Cost of Insurance or Premium for this rider (as the case may be) is shown on the Rider Schedule. If the policy is a flexible premium adjustable life plan, the Monthly Cost of Insurance for this rider will be included in the Monthly Deduction while this rider is in force. If the policy is a different plan of insurance, the Premium for this rider will be payable with the premium for the policy while this rider is in force.

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OWNER. The Owner of this rider will be the same as the Owner of the policy.

SUICIDE EXCLUSION. If any Insured Child takes his or her own life, while sane or insane, within two years from the Date of Issue of this rider, We will pay no Death Benefit for an Insured Child. We will return all Cost of Insurance deducted or Premiums paid for this rider, and this rider will terminate. If this rider is converted to a new policy, the remaining part of the original two-year suicide exclusion on this rider will apply to the new policy.

If the Insured dies by suicide within the two-year suicide exclusion, any Monthly Cost of Insurance deducted or Premiums paid for this rider will be included in the Death Benefit or Death Benefit Proceeds, as applicable, payable under the policy.

INCONTESTABILITY. We rely on the statements made in the application for this rider and any application for reinstatement of this rider. These statements, in the absence of fraud, are considered representations and not warranties. No statement may be used in defense of a claim under this rider unless it is in such applications.

We cannot contest this rider after it has been inforce during the Insured Child's lifetime for two years from the Date of Issue. If this rider is reinstated, We cannot contest this rider during the Insured Child's lifetime after it has been in force for two years from the date of such reinstatement.

Exceptions:

We can contest a reinstatement for a two-year period following the date of such reinstatement solely on the basis of the information furnished in the application for such reinstatement.

If this rider is converted to a new policy before the two-year contestable period has expired, the remaining contestable period will apply to the new policy.

The two-year contestable limitation does not apply to the nonpayment of any Monthly Cost of Insurance or Premiums or to fraudulent misrepresentation.

AGE INCORRECTLY STATED. If the age of an Insured Child is misstated to Us, We will adjust any Death Benefit for such Insured Child to that which would have been purchased by the Monthly Cost of Insurance or Premium paid at the correct rate.

We will pay no benefit if:

     1. The child would not have met the definition of "Insured Child" if the age had been correctly stated; or

     2. Coverage on the Insured Child would have terminated prior to the Insured Child's death if the age had been correctly stated.

REINSTATEMENT. At any time within five years after the end of the Grace Period and before the Rider Termination Date, We will reinstate this rider by written request if the conditions below are met. To reinstate this rider You must:

     1.   Reinstate the policy at the same time; and

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     2.   Include the name of every Insured Child as of the date of the application for reinstatement in such application for reinstatement;
          and

     3. Present evidence of insurability satisfactory to Us for each Insured Child; and

     4. Pay any unpaid Premium with interest at 6% from its respective due date.

The reinstated rider will be in force from the same date that the policy is reinstated.

CONVERSION OPTION. If the conditions below are met, an Insured Child's coverage under this rider may be converted to a new policy. We will not require evidence of insurability.

You must submit a written application and pay the first premium for the new policy:

     1.   While the Insured Child is alive; and

     2.   While the policy and this rider are in force; or

     3. Within 31 days of the Insured Child's 25th birthday, the Insured Child's marriage or the Insured's death.

You may select the plan and amount of insurance for the new policy. The plan must be:

     1.   A permanent individual life plan; and

     2. A plan that is then regularly issued at the Insured Child's attained age, premium class of the new policy and for the amount of insurance selected; and

     3. Issued by Us or by Our affiliated companies and made available to Our policyowners for conversion purposes.

The amount of insurance under the new policy cannot be more than:

     1.   The Death Benefit for the Insured Child under this rider; or

     2. Five (5) times the Death Benefit for the Insured Child under this rider, if application is made within 31 days of the Insured Child's 25th birthday, the Insured Child's marriage, or the Insured's death.

The amount of insurance under the new policy cannot be less than $1,000.

The Date of Issue of the new policy is the date of conversion.

The premium for the new policy will be determined by Our published rates or by the published rates of Our affiliated company if You convert to such company's available plan, for the Insured Child's attained age and premium class for the new policy.

The new policy will not include any riders unless agreed to by Us or Our affiliated company, if applicable.

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TERMINATION. This rider will terminate on the earliest of:

     1.   Any date on which You request that this rider be terminated; or

     2.   The date the Grace Period under the policy ends; or

     3.   With respect to each Insured Child, his or her 25th birthday; or

     4.   With respect to each Insured Child, his or her death; or

     5. With respect to each Insured Child, the date that such Insured Child's coverage is replaced by a new policy issued by Us; or

     6.   The Rider Termination Date shown on the Rider Schedule; or

     7.   The termination date of the policy; or

     8. If applicable, the date the policy is continued as paid-up whole life insurance.

GENERAL. This rider is a part of the policy to which it is attached. It is subject to all the provisions of the policy, except as provided in this rider. This rider has no Cash or Loan Value.

The effective date of this rider is the Rider Date of Issue.

                                   [KEVIN HOGAN]
                                           President

(C) American International Group, Inc. All Rights Reserved.

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                                 RIDER SCHEDULE

            Rider Date of Issue:           [October 1, 2016]

            Units:                         [25]

            Rider Termination Date:        [October 1, 2046]

            [Monthly Cost of Insurance:    [$10.81]]

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